REPUBLIC SECURITY FINANCIAL CORPORATION

                              4400 Congress Avenue
                       West Palm Beach, Florida 33407-3288
                                 (407) 840-1200

                  --------------------------------------------



                                    NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 24, 1996

                  --------------------------------------------




         The Annual Meeting of Shareholders of Republic Security Financial Corporation (the "Company") will be held at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, Florida, on Wednesday, April 24, 1996, at 3:00 p.m., to consider and act upon the following matters:

1. The election of three directors; each to serve until the 1999 Annual Meeting and until his successor is elected and qualified.
2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 8, 1996, as the record date for determining shareholders of the Company entitled to notice of and to vote at the meeting. A list of shareholders entitled to notice of the meeting shall be available for inspection by any shareholder, during regular business hours, for a period of ten days prior to the meeting at the principal executive office of the Company and at the Annual Meeting. You may revoke your proxy at any time before it is exercised by following the instructions set forth on the first page of the accompanying proxy statement.


         SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. O INSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE PREPAID RETURN ENVELOPE PROVIDED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON, SHOULD YOU SO DESIRE.

                                            By Order of the Board of Directors



                                            H. Gearl Gore
                                            Secretary



West Palm Beach, Florida
March 29, 1996

                     REPUBLIC SECURITY FINANCIAL CORPORATION

                              4400 Congress Avenue
                       West Palm Beach, Florida 33402-3288
                                 (407) 840-1200

                                 PROXY STATEMENT

                         Annual Meeting of Shareholders

                                  to be held on
                                 April 24, 1996




         The accompanying proxy is solicited by the Board of Directors of Republic Security Financial Corporation (the "Company"), the holding company of Republic Security Bank (the "Bank"), for use at the Annual Meeting of Shareholders of the Company to be held at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, Florida, on Wednesday, April 24, 1996, at 3:00 p.m., and at any postponements or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. A proxy may be revoked at any time prior to voting by providing the Secretary with written notice revoking such proxy or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attending the meeting by itself will not revoke a proxy previously given.

         This proxy statement and the accompanying proxy are first being mailed to shareholders on or about March 29, 1996, together with the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1995. During 1995, the Company changed its fiscal year end from March 31 to December 31. As a result, fiscal year 1995 represents the nine month period from April 1, 1995 through December 31, 1995.

         The Company's principal executive offices are located at 4400 Congress Avenue, West Palm Beach, Florida 33402-3288 and its telephone number is (407) 840-1200.

         Holders of shares of Common Stock of record at the close of business on March 8, 1996, will be entitled to vote on all matters presented at the Annual Meeting and at any postponement or adjournment thereof. As of such date, there were 6,873,173 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote in the election of directors and all other matters voted upon by the shareholders. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. If no instructions are given on a proxy, it will be voted for the election as directors of the three nominees. Abstentions and broker non-votes will, if present, be counted for purposes of establishing a quorum at the Annual Meeting, but will not be counted for purposes of the number of votes cast at the meeting.

                                               ELECTION OF DIRECTORS

         The Board of Directors, which is currently comprised of nine members, is divided into three classes. The prescribed term for a director is three years. Class 1 is comprised of two members, Class 2 is comprised of four members and Class 3 is comprised of three members. All members of Class 3 are standing for re-election in 1996.

         As a result of the 1995 resignation of Ashok Dalal as a director, Class 1 has only two directors. The Board of Directors subsequently reduced the total number of directors to nine. As a result, the size of the classes is to be reconstituted so that each contains three directors. The shareholders will be asked to elect three Class 1 directors at the 1997 annual meeting of shareholders and, at that time, one of the Directors of Class 2 (terms expire -
1998) will be assigned to Class 1.

         The Company has no reason to believe that any nominee for election will not be able to serve his prescribed term. The persons named in the proxy will, however, have discretionary authority to vote for another if a nominee is unable or unwilling to serve.

         Set forth below is information regarding such nominees and other directors whose terms of office will continue after the Annual Meeting, including their ages and principal occupations or employment and business experience during the last five years.


Nominees for Election as Directors through 1999

Class 3 Directors (terms expire 1996):

         Richard C. Rathke, 64, has been a Director of the Company since its inception. He has been the President of RCR Enterprises, Inc., a real estate development firm in Jupiter, Florida, since 1979.
 From 1966 to 1979 he was the President and owner of Trans Pacific Trading Co. of Fort Lauderdale, Florida, a firm engaged in importing and retail sales.

         Rudy E. Schupp, 45, has been President and Chief Executive Officer of the Company since 1985, and the President and Chief Executive Officer of the Bank since its inception. From 1980 to 1984, Mr. Schupp was employed by AmeriFirst Bank, FSB, Miami, Florida, where he held the position of Division Vice President and, previously, was Senior Vice President and Division Manager of the Orlando Division of AmeriFirst Bank, FSB. Mr. Schupp was Manager in Consumer Bank Planning and Marketing at First Union National Bank, Charlotte, North Carolina, from 1977 to 1980.

         Victor Siegel, M.D., 48, is a physician and surgeon specializing in Obstetrics and Gynecology and has been practicing in Palm Beach County since January 1982. Dr. Siegel was a member of the Florida and Palm Beach County Medical Associations and was Executive Director of Finance for the Palm Beach County Medical Society in 1986. He has been Chief of the Department of Obstetrics and Gynecology at Wellington Hospital since 1993. He is also on the Board of Directors for the non profit Jupiter Theater of the Performing Arts. He has been a Director of the Company since 1989.

Directors whose Terms do not Expire this Year

Class 1 Directors (terms expire 1997):

         Lennart E. Lindahl, Jr., 52, has been a Director of the Company since its inception. From 1970 through 1994, he was President of Lindahl, Browning, Ferrari & Hellstrom, Inc., Consulting Engineers in Jupiter, Florida, and currently serves as Chairman of the Board. He is past chairman of the Economic Council of Palm Beach County and past president of the Palm Beach County Development Board. Additionally, he currently serves as a member and past Chairman of the Florida Inland Navigation District.

     Bruce E. Wiita, M.D., 58, has been a Director of the Company since its inception. He is a surgeon and urologist practicing in Jupiter and Palm Beach Gardens since 1973. He is the former Chief
                                                         2
of Staff of the Jupiter Hospital and Chief of Surgery of the Palm Beach Gardens Hospital and Jupiter Hospital. Currently, he is a Director of the American Heritage Management and Development Corporation, a real estate development company, and Chairman of the DevMed Group Inc., a medical device manufacturing corporation.

Class 2 Directors (terms expire 1998):

         H. Gearl Gore, 48, has been a Director and the Secretary of the Company since its inception. He has been the President of H. Gearl Gore, Inc., a real estate appraisal firm in Jupiter, Florida since 1983. Approximately 35% of that firm's gross revenues were derived from appraisal services provided to the Bank. Mr. Gore has been the President and Chief Operating Officer of Northco Investment Properties, Inc., a real estate brokerage firm in Jupiter, Florida, from 1981 to present. From 1975 to 1980 he was Florida state sales director for United Sun Life Insurance Co. He served as a Councilman for the Town of Jupiter from 1981 to 1983.

         Richard J. Haskins, 46, has been Executive Vice President and Chief Financial Officer of the Company and the Bank since 1989, Senior Vice President of the Company and the Bank since August 1984, and a Director of the Company and the Bank since 1986. For ten years prior to 1984, he had been an accountant with the West Palm Beach, Florida office of Deloitte Haskins & Sells, certified public accountants, where he held the position of Manager.

         William F. Spitznagel, 69, has been a Director of the Company since its inception through December 31, 1986 and from February 21, 1987 to present. He was Chairman and President of Roadway Services, Inc., a motor freight company, from 1978 until his retirement in 1981. He presently serves as a consultant to that company.

     William Wolfson, 67, has been a certified public accountant since 1960 and in 1994 retired as senior partner in the accounting firm of Wolfson, Milowsky, Melzer, Ettinger & Wieselthier, P.C. He has been a Director of the Company since 1993.

Committees of the Board of Directors and Meeting Attendance

         During the nine months ended December 31, 1995 there were 9 regular meetings of the Board of Directors, and one special meeting. Each director attended at least 75% of the meetings of the Board and of committees of the Board on which such director served.

         The Board of Directors has an Audit Committee which reviews, reports to and advises the Board with respect to various auditing and accounting matters involving the selection of and the nature of services to be performed by the Company's independent auditors, the performance of the auditors and the fees to be paid to them, the scope of audit procedures and the Company's accounting procedures and internal controls. The members of the Audit Committee are Directors Gore, Wolfson, and Rathke. Three Audit Committee meetings were held during the nine months ended December 31, 1995.

         The Board of Directors has a Compensation Committee which investigates comparative compensation, reviews levels of staffing and compensation and reports its findings and recommendations to the Board of Directors. See "Report of the Compensation Committee". The members of the Compensation Committee are Directors Lindahl, Spitznagel and Wiita. Four Compensation Committee meetings were held in the nine months ended December 31, 1995.

         The Board of Directors has a Nominating Committee, which reviews the qualifications of candidates for the Board and reports its findings and recommendations to the Board. The members of the Nominating Committee are Directors Spitznagel, Siegel, Haskins and Lindahl. One Nominating Committee meeting was held during the nine months ended December 31, 1995. The Nominating Committee will consider proposals for nominees for Director from shareholders which are made in writing to the Secretary of the Company at 4400 Congress Avenue, West Palm Beach, Florida, 33407- 3288.

Director Compensation

     Each director receives a retainer of $300 per month plus $325 for attendance at Board meetings, and $200 for each committee meeting attended.

         As additional long term incentive compensation during 1995, each non-employee director was awarded stock appreciation rights as follows: 10,000 with a base price of $5.75, vesting on January 1, 1997, and 10,000 with a base price of $8.00, vesting on January 1, 1998. The SARs expire on January 1, 2006 and are forfeited if unexercised when a director resigns or is not reelected.

Certain Transactions

         Mr. Gore owns a real estate appraisal firm which received fees from the Bank for appraisals of real estate relating to loan transactions. During the nine months ended December 31, 1995 and the years ended March 31, 1995, and 1994, such fees aggregated approximately $44,575, $140,000, and $208,000, respectively.

         See "Management Indebtedness to the Bank".

Consent to Findings of Exchange Act Violations

         On October 22, 1993, the Company and Mr. Haskins consented, without admitting or denying the matters therein, to findings of the Securities and Exchange Commission that he caused violations of Sections 13(a) and 13(b)(2)(A) of the Securities Exchange Act of 1934 and Rules 12b-20 and 13a-13 promulgated hereunder and to an order of the Commission that he cease and desist from committing or causing future violations of such provisions. The Company's and Mr. Haskins' consents were given in connection with a determination that the Company failed to timely record a loss on a certain lease transaction in its Form 10-Q for the quarter ended June 30, 1989 and that Haskins, as the Company's chief financial officer, determined not to record the loss in such 10-Q.

              EXECUTIVE COMPENSATION, BENEFITS AND RELATED MATTERS

         The Summary Compensation Table below sets forth a summary of the compensation paid for the nine months ended December 31, 1995 and the years ended March 31, 1995 and 1994 to each Company executive officer, whose total salary and bonus for 1995 exceeded $100,000:

====================================================================================================================================
                                                                             Long-Term Compensation
                                                                                    Awards
                                           Annual Compensation

            (a)                     (b)            (c)            (d)                (e)                 (f)               (g)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Securities
                                  Fiscal                                     Restricted Stock Award(s)Underlying       All Other
Name and Principal Position        Year         Salary ($)     Bonus ($)             ($)               SARs (#)     Compensation ($)
------------------------------------------------------------------------------------------------------------------------------------
       Rudy E. Schupp          Dec 31, 1995      116,760         97,060             25,500             500,000            12,146
        Chairman and
   Chief Executive Officer
of the Company and the Bank


                               Mar 31, 1995      148,000         78,077             16,400                0               6,965

                               Mar 31, 1994      141,350        100,612             13,750                                4,327
------------------------------------------------------------------------------------------------------------------------------------
     Richard J. Haskins        Dec 31, 1995       91,680         45,530             12,750             200,000            9,203
  Executive Vice President
and Chief Financial Officer
of the Company and the Bank

                               Mar 31, 1995      115,993         39,039             8,400                 0               6,784

                               Mar 31, 1994      110,140         46,566             7,150                 0               3,243
------------------------------------------------------------------------------------------------------------------------------------

FOOTNOTES:

(b) Fiscal Year: On July 26, 1995, the Company's Board of Directors approved a change in the Company's fiscal year end to December 31 from March 31. As a result, the information presented for fiscal year 1995 is for the nine months transition period from April 1, 1995 to December 31, 1995.


                                                         4




(c)   Salary:                    Total base salary paid for nine months ended
                                 December 31, 1995 and for fiscal years ended
                                 March 31, 1995 and 1994 for the Company and the Bank.

(d)   Bonus:                     Annual incentive compensation paid for
                                 financial results achieved during the fiscal year.

(e) Restricted Stock Awards: The amounts represent the dollar value of Company awards on the date of grant for stock grants. Restricted stock awards vest after three years provided the executive does not resign or is not terminated for cause. Dividends are paid on restricted stock. The aggregate number of shares and market value of restricted stock as of December 31, 1995 held by each named executive was as follows: Schupp 21,829 shares ($117,220); Haskins 12,387 shares ($66,520).

(f)   SARs:                      See "Option/SAR Grants in Last Fiscal Year".

(g) All Other Compensation: The amounts shown in this column comprise matching contributions to the 401(k) plan, the cost of term life insurance premiums for the benefit of the executive, and automobile allowance.


                              EMPLOYMENT AGREEMENTS

         Mr. Schupp and Mr. Haskins have employment agreements with the Company, renewable each year, which provide for the payment of incentive compensation equal to 4% for Schupp, and 2% for Haskins, of the Company's quarterly consolidated income before taxes. These amounts are reflected in column (d) of the Summary Compensation Table. The agreements also provide for a severance payment equal to 150% of base salary and incentive compensation in the event of termination without cause and provide for benefits including the use of an automobile and $200,000 term life insurance for the benefit of the executive.

         If a change in control of the Company should occur and (1) the executive's employment is involuntarily terminated or not extended (other than for cause or physical or mental incapacity) or (2) he resigns due to his reasonable determination that he is prevented from exercising his authority or performing his duties and functions as an officer, then he would be entitled under the employment agreements to receive a lump sum payment equal to three times his annual salary. The agreements also provide for payments the executive would have received in respect to cash incentive compensation and contemplate an additional payment of 20% of three times his annual salary as compensation for discounted fringe benefits, as well as for the continuation of any applicable employee benefit plans for a thirty-six month period. A "Change of Control" is defined in the agreements as the acquisition by any person or group of 25% or more of the combined voting power of the Company's then outstanding securities.

Supplemental Executive Retirement Plan

         In 1987 the Company initiated a non-qualified pension plan for senior officers and division heads of the Company and the Bank. Eligibility to participant in the plan requires that the employee be a division head with the title of Vice President or above, have three years of consecutive service and be approved by the Board of Directors. The number of persons eligible for this plan in the current year is three. The expected cost of the plan for the current year is $120,000. Those executives currently participating in the plan are Messrs. Schupp, Haskins, and one former executive officer. The retirement benefit to the employee will range between 30% to 70% of his or her average base salary for the last three years of employment and will commence no earlier than age 55 nor later than age 62. Participants vest 20% in the plan in the year they enter the plan and become fully vested under various vesting schedules depending on their retirement benefit.

Restricted Stock Awards

         The Board of Directors has awarded Common Stock to senior officers of the Company and the Bank. Under the terms of the award, the shares are forfeited by the executive during the three year period after the effective date of the award if the executive resigns or is terminated for cause. The awards are administered by the Compensation Committee and the committee can select at its sole discretion, key executives of the Company and its subsidiary who the committee determines are in a position to have a significant impact on the long term profitability of the Company. In addition to the stock grants, the Company makes a cash payment equal to 28% of the taxable value of the shares of common stock granted in an award as of the date on which the shares are valued for federal income tax purposes. On April 1, 1995, 9,000 shares of Common Stock were granted at a fair market value of $4.25 per share at the date of the grant.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee is composed of Messrs. Lindahl, Spitznagel and Wiita. None of the members of the committee has ever been an officer or employee of the Company or the Bank.

                      REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors is responsible for developing the Company's executive compensation policies, administering the Company's various management incentive programs and making recommendations to the Board with respect to compensation policies. In addition, the Compensation Committee makes annual recommendations to the Board concerning the compensation paid to the Chief Executive Officer and to each of the other senior officers of the Company.

         Compensation Philosophy: The Compensation Committee of the Board of Directors believes strongly that the maximization of corporate performance and, in turn, shareholder value depends to a significant extent on the establishment of a close alignment between the financial interests of shareholders and those of the Company's employees, especially its senior managers.

         Stability of management has been consistently expressed as a strength of and a key to the sustained performance of the Company by its market makers and investment bankers; therefore retention of the senior executive group is considered an important goal by the Committee in developing specific compensation recommendations.

         Compensation should involve elements which encourage the Company's performance over longer periods, such elements relate to earnings performance of the Company. By example, such compensation elements might include stock options, stock grants, restricted stock plans and other stock performance related compensation vehicles.

         Base Compensation: The Compensation Committee members recommended base compensation increases at the Bank supplemented by a continuation of the quarterly management bonus plan for its senior officers. The Committee continues to feel some concern as to the retention of key executives, particularly in light of the Corporation's recent success with growth in franchise value through the acquisition of two commercial banks and the prospects of continued success in increasing shareholder value of the company.

         Bonus Plans: Cash incentive bonus plans were approved for the senior officers of the Bank wherein the incentives relate directly to the achievement of specific quarterly and annual earnings targets.

         CEO Compensation: As with all Company executives, the compensation for Mr. Schupp consists of base salary, annual incentives and long-term compensation. The Committee meets each year to review recommendations for salary increases and incentive awards for Mr. Schupp and other executives of the Company.

         Base Salary. The Committee reviewed salary survey data related to the position of Chief Executive Officer of financial institutions of comparable size to the Company. These surveys included two national and regional banking surveys. Based upon the review of those surveys and the fact that the Company had attained a majority of its goals as set forth in its strategic plan, the Committee recommended a $27,000 increase in Mr. Schupp's annual base compensation in the Company given the parent company demands and activities; but with no change to the base salary for Mr. Schupp in the Bank.

         Cash Incentive.   Mr. Schupp's quarterly cash incentive plan for 1995
         was 4% of the Company's pre-tax income and has been reduced to a 2.7% rate effective April 1, 1996. The amount of this cash incentive is determined by the Committee by reviewing the Company's budgeted earnings and then comparing the combination of Mr. Schupp's base salary and cash incentive to the aforementioned salary surveys. Should the Company achieve its budgeted results, Mr. Schupp would be compensated at a overall rate commensurate with those for his peer group companies.

         SARs.  The  Compensation  Committee  recommended  Board approval of the management of the SAR plan. As to the management SAR plan, the Committee focused on the two key executives of the Company, Messrs. Haskins and Schupp. Its deliberations in late 1995 were a continuation of earlier discussions which began in early 1995 as to the lack of any significant stock performance linked long term compensation available to the two executives in order to promote retention of the executives and also reward the executives where their management actions caused elevation in the price per share of the Company's common stock. The Compensation Committee explored a variety of plans employed in the industry ranging from omnibus equity compensation plans and stock option plans to SAR plans. It was determined that the SAR plan's characteristics would serve the expressed goals without causing immediate, direct dilution to the shareholders. With vesting features weighted to favor future periods and associated above market strike pricing, the SAR plan features were deemed appropriate.

         The Company's compensation plans for senior officers continue to include a strong element of "at risk" incentive compensation revolving around the successful achievement of the strategic plan and specific earnings goals for the Company. In this regard, compensation results for executives can expand or contract ultimately with the performance of the Company and therefore, return on equity to shareholders.

         Market data for peer group positions indicates support for specific levels of compensation. Although the data indicates that some of the Company's management are at or near the top of such peer group data, inconsistencies in the market data are recognized and the strong performance of the Bank is considered an offsetting factor. In addition, the potential volatility of executive earnings vis-a-vis the "at risk" incentive compensation is considered to provide a safety valve to correct compensation in the event of substandard performance.

                             COMPENSATION COMMITTEE

                             Lennart E. Lindahl, Jr.
                              William F. Spitznagel
                              Bruce E. Wiita, M.D.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

====================================================================================================================================
                                                                                                     Potential Realizable
                                                                                                       Value at Assumed
                                                                                                     Annual Rates of Stock
                                                                                                      Price Appreciation
                                    Individual Grants                                                 For Option Term(1)
------------------------------------------------------------------------------------------------------------------------------------
                           Number of          % of Total
                          Securities         SARs Granted         Base
                          Underlying       to Employees in       Price       Expiration
        Name             SARs Granted        Fiscal Year        $/Share         Date           5%($)                10%($)
------------------------------------------------------------------------------------------------------------------------------------
   Rudy E. Schupp         100,000(2)             14%             $5.75        01/01/06        361,675              916,550
                          400,000(3)             57%             $8.00        01/01/06        570,700             2,766,200
 Richard J. Haskins        50,000(2)              7%             $5.75        01/01/06        175,176              458,275
                          150,000(3)             22%             $8.00        01/01/06        205,012             1,037,325
------------------------------------------------------------------------------------------------------------------------------------

(1) The potential realizable value represents the amount each executive might realize if the stock appreciates annually at the assumed rates of 5% and 10% for the full period of the rights (10 years). The amounts represent only hypothetical values and there can be no assurance that such growth rates in stock price will be achieved. The actual amount realized by each executive will be determined at the time the rights are exercised and will be based on the excess of the fair market value of the stock at the time of exercise over the base price. For comparison, the per share price of the Company's Common Stock, assuming 5% and 10% annual growth rates for 10 years, would be approximately $9.37 and $14.92, respectively, based upon a current price of $5.75 per share.

(2) These SARs are forfeited if executive resigns or is terminated for cause prior to January 1, 1997.

(3) These SARs are forfeited if executive resigns or is terminated for cause prior to January 1, 1998.


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION /SAR VALUES

               The following table summarizes the options and SARs exercised in the last fiscal year and the value of unexercised options and SARs held at year end by persons named in the Summary Compensation Table.

====================================================================================================================================
                                                               Number of Shares Underlying             Value of Unexercised In-the-
                     Shares Acquired                             Unexercised Options/SARS                   Money Options/SARs
                            on                                        at FY-End (#)                            at FY-End ($)
                                                           ------------------------------------     --------------------------------
Name                   Exercise (#)    Value Realized ($)     Exercisable     Unexercisable            Exercisable     Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Rudy E. Schupp              0                  $0               37,568           500,000                 $201,740            $0

Richard J. Haskins          0                  $0               22,800           200,000                 $122,435            $0
------------------------------------------------------------------------------------------------------------------------------------


                               SECURITY OWNERSHIP

         The following table sets forth, as of February 20, 1996, the number of shares of the Company's Common Stock beneficially owned by each nominee for the board of directors, the directors remaining in office, each person named in the Summary Compensation Table, all directors and executive officers as a group and each beneficial owner known to the Company of 5% or more of the Common Stock. Except otherwise indicated, each individual named has sole investment and voting power with respect to the shares shown.

=============================================================================================================================
                                                                               Amount and nature of            Percent of
   Title of Class                  Name of Beneficial Owner                    Beneficial Ownership              Class
-----------------------------------------------------------------------------------------------------------------------------
       Common                           H. Gearl Gore                          142,424 (2)(3)(4)(5)               2.1%
-----------------------------------------------------------------------------------------------------------------------------
       Common                         Richard J. Haskins                           73,289 (3)(4)                  1.1%
-----------------------------------------------------------------------------------------------------------------------------
       Common                         Lennart E. Lindahl                      131,032 (1)(2)(3)(4)(5)             1.9%
-----------------------------------------------------------------------------------------------------------------------------
       Common                         Richard C. Rathke                        140,599 (2)(3)(4)(5)               2.0%
-----------------------------------------------------------------------------------------------------------------------------
       Common                           Rudy E. Schupp                           114,285 (3)(4)(6)                1.7%
-----------------------------------------------------------------------------------------------------------------------------
       Common                        Victor Siegel, M.D.                         272,909 (1)(2)(3)                4.0%
-----------------------------------------------------------------------------------------------------------------------------
       Common                       William F. Spitznagel                     293,650 (1)(2)(3)(4)(5)             4.3%
-----------------------------------------------------------------------------------------------------------------------------
       Common                        Bruce E. Wiita, M.D.                      137,325 (2)(3)(4)(5)               2.0%
-----------------------------------------------------------------------------------------------------------------------------
       Common                          William Wolfson                             11,382 (1)(2)                  0.2%
-----------------------------------------------------------------------------------------------------------------------------
       Common           All Directors and Executive Officers as a Group (11        1,320,845 (7)                 18.4%
                                           persons)
-----------------------------------------------------------------------------------------------------------------------------

(1)      Includes 4,940, 3,703, 2,468 and 659 shares issuable upon conversion of the Company's Series A Convertible Preferred Stock,
         at a conversion price of $4.05, for Lindahl, Siegel, Spitznagel and Wolfson, respectively.
(2)      Includes 5,250 shares issuable upon the exercise of options, at an exercise price of $3.33 per share.
(3)      Includes 12,128 shares issuable upon exercise of options, at an exercise price of $2.48 per share.
(4)      Includes 10,672 shares issuable upon exercise of options, at an exercise price of $2.62 per share.
(5)      Includes 27,536 shares issuable upon exercise of warrants, at an exercise price of $5.00 per share.
(6)      Includes 14,768 shares issuable upon exercise of options, at an exercise price of $2.50 per share.
(7)      Includes Convertible Preferred Stock, options and warrants for 367,756 shares of Common Stock.  Actual Common Stock owned is 12.6% of the total outstanding.

                                STOCK PERFORMANCE

        Setforth below is a five-year comparison of the total shareholder return of the Company with both a broad equity market index and a peer group. The table assumes $100 was invested on December
            31, 1990 and shows the cumulative total return as of each
                            December 31 thereafter.

                    COMPARISON OF FIVE YEAR CUMULATIVE TOTAL
           RETURN* Among Republic Security Financial Corporation, the
                               Russell 2000 Index,
           The Thrifts Peer Group and the Commercial Banks Peer Group

====================================================================================================================================
                                                                                        December 31,

                                                                1990         1991         1992         1993         1994        1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   (dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Republic Security Financial Corp.                               $100         $170          158          192          198         271

Commercial Banks Peer Group                                      100           97          133          185          192         277

Thrifts Peer Group                                               100          117          173          268          286         399

Russell 2000                                                     100          146          176          206          202         260
------------------------------------------------------------------------------------------------------------------------------------

* $100 invested on 12/31/90 in stock or index-including reinvestment of dividends


The board equity market index used was the Russell 2000 and the peer group represents publicly traded commercial banks with asset size between $285,000,000 and $350,000,000 at December 31, 1995. Also, presented is the peer group of publicly traded thrifts with asset size between $260,000,000 and $300,000,000 at December 31, 1995, which represents the Company's peer group in the prior year. The peer company groups are as follows:

=============================================================================================================================
                    COMMERCIAL BANKS                                                   THRIFTS
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
First City Bancorp, Inc.     First Banks America, Inc.     WFS Bancorp, Inc.                 Washington Savings Bank, FSB
American Bancorporation      Indiana United Bancorp        Covenant Bank for Savings         Mid Continent Bancshares, Inc.
Aspen Bancshares, Inc.       Heritage Bancorp, Inc.        Lawrence Savings Bank             Glenway Financial Corp.
First Charter Corporation    Centennial Bancorp            NHS Financial, Inc.               Jefferson Bancorp, Inc.
Granite State Bankshares,Inc First Bancorp                 Financial Security Corp.          Portsmouth Bank Shares
Professional Bancorp         First Colonial Group, Inc.    Fidelity Bancorp, Inc.            Chester Valley Bancorp. Inc.
Community Banks, Inc.        Westport Bancorp, Inc.        Kentucky Enterprise Bancorp       First Midwest Financial, Inc.
ABC Bancorp                  BNH Bankshares, Inc.          First Keystone Financial          F.F.O. Financial Group, Inc.
Peoples BancTrust Co.        1st United Bancorp            Peoples Bancorp                   United Federal Savings Bank
Sun Bancorp, Inc.            Alabama National BanCorp.     Fidelity Federal Bancorp
Sierra Tahoe Bancorp         First Banking Co. of SE GA    Harleysville Savings Bank
CU Bancorp                   State Financial Services
S.Y. Bancorp, Inc.           Wainwright Bank & Trust Co.
Eldorado Bancorp
Independence Bancorp, Inc.
CFB Bancorp, Inc.
-----------------------------------------------------------------------------------------------------------------------------

                                        MANAGEMENT INDEBTEDNESS TO THE BANK
===============================================================================================================================
                                                                     Largest Amount
                                                                   Outstanding During
                                                                  the nine months ended  Balance December
          Officer and/or Director                  Purpose         December 31, 1995         31, 1995           Interest Rate
-------------------------------------------------------------------------------------------------------------------------------
H. Gearl Gore                                         1                 $178,651             $174,889                4.12   %
-------------------------------------------------------------------------------------------------------------------------------
H. Gearl Gore                                         1                  42,421               38,398                10.50
-------------------------------------------------------------------------------------------------------------------------------
H. Gearl Gore                                         2                  40,000               39,765                 9.50
-------------------------------------------------------------------------------------------------------------------------------
H. Gearl Gore                                         3                  30,000               15,576                 9.25
-------------------------------------------------------------------------------------------------------------------------------
Gulfstream Exterminating (Gore)                       3                  3,992                 2,000                10.50
-------------------------------------------------------------------------------------------------------------------------------
Gulfstream Exterminating (Gore)                       3                   7,000                4,611                10.50
-------------------------------------------------------------------------------------------------------------------------------
Richard J. Haskins                                    2                  22,243               21,433                 9.50
-------------------------------------------------------------------------------------------------------------------------------
Richard J. Haskins                                    2                  30,000               30,000                 8.50
-------------------------------------------------------------------------------------------------------------------------------
Lennart Lindahl                                       2                 100,000               95,909                 9.50
-------------------------------------------------------------------------------------------------------------------------------

Rudy E. Schupp                                        1                  25,000               22,029                 9.50
-------------------------------------------------------------------------------------------------------------------------------
Rudy E. Schupp                                        2                  44,957               19,061                 9.50
-------------------------------------------------------------------------------------------------------------------------------
Victor Siegel                                         2                 144,972               131,361                9.50
-------------------------------------------------------------------------------------------------------------------------------
Victor Siegel                                         2                  9,758                 4,127                 7.75
-------------------------------------------------------------------------------------------------------------------------------
Victor Siegel                                         2                  60,900               54,538                 9.50
-------------------------------------------------------------------------------------------------------------------------------
Bruce Wiita                                           2                  55,827               43,160                10.50
-------------------------------------------------------------------------------------------------------------------------------
Devmed Group, Inc. (Wiita)                            3                 200,000               200,000                9.50
-------------------------------------------------------------------------------------------------------------------------------

1        -     Personal Residence
2        -     Consumer
3        -     Business

         All extensions of credit to officers, directors and employees of the Company and its subsidiaries are made based on the same underwriting guidelines used for extensions of credit to the general public.


                                                   OTHER MATTERS

               In order for shareholder proposals to be included in the Company's 1997 proxy statement, such proposals must be received by the Company no later than November 29, 1996, and must otherwise be in compliance with applicable Securities and Exchange Commission regulations.

               A copy of the Company's Annual Report to Shareholders for the nine months ended December 31, 1995, including financial statements, is being mailed to shareholders together with this proxy statement and the accompanying proxy.

               The cost of furnishing the Annual Report and of making this proxy solicitation is being borne by the Company. In addition to the solicitation of proxies by mail, directors, officers and employees of the Company or the Bank may, without additional compensation, solicit proxies personally or by other appropriate means. Arrangements may also be made with brokerage firms, banks and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to, and the obtaining of proxies from, beneficial owners of the Common Stock held of record by such entities or persons. The Company will reimburse such entities and persons for their reasonable expenses incurred in that regard.

               Ernst & Young has acted as the Company's independent auditors for the nine months ended December 31, 1995. The Audit Committee has not met to select independent auditors for the current year. Representatives from Ernst & Young are expected to be present at the Annual Meeting, whereby they will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

               Management knows of no other business to be presented at the Annual Meeting. Should additional business properly come before the Annual
Meeting, the persons acting as the proxies will have discretion to vote in accordance with their own judgment on such business.


                                            By Order of the Board of Directors




                                             R. E. Schupp
                                             Chairman of the Board
West Palm Beach, Florida
March 29, 1996